Exhibit 10.18

BOREN LABS
1930 BOREN AVENUE
SEATTLE, WASHINGTON

LEASE AGREEMENT

BETWEEN

BOREN LOFTS OWNER (DE) LLC,
a Delaware limited liability company,
AS LANDLORD

AND

ICOSAVAX, INC.,
a Delaware corporation,
AS TENANT

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TABLE OF CONTENTS

Page

1.	Basic Lease Information	1
2.	Lease Grant	4
3.	Term and Commencement Date	6
4.	Rent	8
5.	Permitted Use; Compliance with Laws	8
6.	Letter of Credit	11
7.	Building Services	12
8.	Alterations	15
9.	Repairs and Maintenance	17
10.	Entry by Landlord	19
11.	Assignment and Subletting	19
12.	Notices	21
13.	Indemnity and Insurance	22
14.	Casualty Damage	24
15.	Condemnation	26
16.	Events of Default	26
17.	Limitation of Liability	29
18.	Intentionally Omitted	30
19.	Holding Over	30
20.	Surrender of Premises	30
21.	Subordination to Mortgages; Estoppel Certificate	32
22.	Environmental Provisions.	33
23.	Parking	36
24.	Miscellaneous	37

(i)

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LEASE AGREEMENT

This Lease Agreement (this “Lease”) is made and entered into as of December 15, 2021 (the “Effective Date”), by and between BOREN LOFTS OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and ICOSAVAX, INC., a Delaware corporation (“Tenant”).

1. Basic Lease Information.

1.01 “Building” shall mean the building located at 1930 Boren Avenue, Seattle, Washington and commonly known as Boren Labs. The “Rentable Floor Area of the Building” is deemed to be 134,778 square feet.

1.02 “Premises” shall mean demised space on the entirety of the ninth (9th) and tenth (10th) floors of the Building and commonly known as Suites 900 and 1000, as generally depicted in Exhibit A to this Lease.

1.03 “Rentable Floor Area of the Premises”: 25,253 square feet.

1.04 Intentionally Omitted.

1.05 “Term Commencement Date”: See Section 3.01.

1.06 “Term Expiration Date”: The last day of the sixty‑third (63rd) full calendar month following the Term Commencement Date.

1.07 “Base Rent”:

Period	Annual Base Rent Rate Per Square Foot of Rentable Floor Area	Monthly Base Rent
Lease Year 1	$84.00	$176,771.00
Lease Year 2	$86.52	$182,074.13
Lease Year 3	$89.12	$187,536.35
Lease Year 4	$91.79	$193,162.45
Lease Year 5	$94.54	$198,957.32
Lease Year 6 (months 61 – 63)	$97.38	$204,926.03

As used above, the first “Lease Year” shall commence on the Term Commencement Date and end on the day immediately preceding the first anniversary thereof (provided that if the Term Commencement Date does not occur on the first day of a calendar month, the first Lease Year shall further include the balance of the calendar month such first anniversary occurs), and each subsequent Lease Year shall mean each successive period of twelve (12) calendar months following the first Lease Year during the initial Term, provided that the last Lease Year of the initial Term shall end on the Term Expiration Date set forth above for the initial Term.

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Provided Tenant is not in Default of the terms of this Lease, after expiration of any applicable notice and cure period, Tenant shall be entitled to receive a Base Rent abatement for the first three (3) full calendar months of the Term in an aggregate amount not to exceed Five Hundred Thirty Thousand Three Hundred Thirteen Dollars ($530,313.00); the expiration of such three (3) month abatement period to be referred to herein as the “Rent Commencement Date.”. Tenant shall be obligated to pay Tenant’s Share of Expenses and Taxes attributable to such period. In the event of a Default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Article 16 of this Lease, then as a part of the recovery set forth in Article 16 of this Lease, Landlord shall be entitled to the recovery of the Base Rent that was abated under the provisions of this Section 1.07.

1.08 “Tenant’s Share”: 18.74%, based on the ratio that the Rentable Floor Area of the Premises bears to the Rentable Floor Area of the Building.

1.09 “Net Lease” Tenant shall pay Tenant’s Share of all Expenses and Taxes as more particularly described in Exhibit B.

1.10 “Tenant Work Allowance”: [***] Dollars ($[***]) per square foot of Rentable Floor Area of the Premises, as further described in the Work Letter attached hereto as Exhibit C. Tenant shall construct improvements in the Premises in accordance with the terms of Exhibit C.

1.11 Extension Option: See Exhibit F.

1.12 “Letter of Credit” shall mean the letter of credit in the amount of $1,060,626.00, as provided in Article 6, which amount is subject to adjustment pursuant to Article 6.

1.13 Intentionally Omitted

1.14 “Broker(s)”: Jones Lang LaSalle Brokerage, Inc. (“Broker”) represents Landlord and Tenant in connection with this Lease.

1.15 “Permitted Use”: General office, research and development, laboratory and, incidental and accessory thereto, storage uses and other lawful accessory uses reasonably related to and incidental to such specified uses, all (i) consistent with comparable life sciences projects in the Seattle, Washington area, and (ii) in compliance with, and subject to, applicable laws and the terms of this Lease.

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1.16 “Notice Address(es)”

For Landlord:	For Tenant:
BOREN LOFTS OWNER (DE) LLC c/o Oxford Properties Group 125 Summer Street Boston, Massachusetts 02110 Attention: Leasing Email: amondani@oxfordproperties.com	Prior to the Term Commencement Date: Icosavax, Inc. 1616 Eastlake Ave. E. Suite 208 Seattle, WA, 98102 Attention: Cassia Cearley, Ph.D., Chief Business Officer Email: cassia.cearley@icosavax.com
BOREN LOFTS OWNER (DE) LLC c/o Oxford Properties Group 125 Summer Street Boston, Massachusetts 02110 Attention: Legal Email: kbinck@oxfordproperties.com

From Temporary Space occupancy to Term Commencement Date:
Icosavax, Inc.
1930 Boren Avenue
4th floor
Seattle, WA, 98101
Attention: Cassia Cearley, Ph.D.,
Chief Business Officer
Email: cassia.cearley@icosavax.com

From and after the Term Commencement Date: Icosavax, Inc. 1930 Boren Avenue 10th floor Seattle, WA, 98101 Attention: Cassia Cearley, Ph.D., Chief Business Officer Email:_cassia.cearley@icosavax.com

1.17 Parking: Tenant shall have the right to lease up to nineteen (19) unreserved parking passes in the subterranean parking serving the Building at the initial rate of $[***] per month per pass. Subject to availability (as determined by Landlord in Landlord’s sole discretion), Tenant shall have the right to lease additional parking passes on a month‑to‑month basis at Landlord’s then‑prevailing rate. Landlord shall have the right to, from time‑to‑time throughout the Term (i) determine in Landlord’s reasonable discretion the location of Tenant’s parking spaces in the Building in any combination and (ii) increase the then current rate per parking pass to the then prevailing market rate (as determined in Landlord’s commercially reasonable discretion).

1.18 “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate

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additional Holidays that are commonly recognized by other research and development buildings in the area where the Building is located. “Building Service Hours” are 8:00 a.m. to 6:00 p.m. on Business Days (excluding Holidays).

1.19 “Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

1.20 Other Defined Terms: Other capitalized terms shall have the meanings set forth in this Lease and its Exhibits below. References in this Lease to numbered Articles and Sections shall be deemed to refer to the numbered Articles and Sections of this Lease unless otherwise specified.

1.21 Exhibits: The following exhibits and attachments are incorporated into and made a part of this Lease:

Exhibit A (Outline and Location of Premises)

Exhibit A‑1 (Legal Description of the Property)

Exhibit B (Expenses and Taxes)

Exhibit C (Work Letter)

Exhibit D (Commencement Letter)

Exhibit E (Building Rules and Regulations)

Exhibit F (Additional Provisions)

Exhibit G (Temporary Space)

2. Lease Grant.

2.01 Premises. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The Premises exclude the exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets (unless such rooms and closets are located within the Premises and solely contains Tenant’s personal property), janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Building (exclusively or in common), and other Common Areas (as defined below) of the Building. If the Premises include the entire rentable area of any floor, the common corridors, elevator lobby, and restroom facilities located on such full floor(s) shall be considered part of the Premises.

2.02 Appurtenant Rights. During the Term, Tenant shall have, as appurtenant to the Premises, the non‑exclusive rights to use in common (subject to reasonable rules of general applicability to tenants and other users of the Building from time to time made by Landlord of which Tenant is given notice) the common areas of the Building and the common areas of the Property, as follows: for the Building, (a) the common entrances, lobbies, elevators, stairways and accessways, if any, loading docks, ramps, drives and platforms and any passageways and serviceways thereto to the extent not exclusively serving another tenant or contained within another tenant’s premises, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others; (b) common driveways and walkways necessary for access to the Building; (c) if the Premises include less than the entire rentable floor

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area of any floor, the common corridors, elevator lobby, and restroom facilities located on such floor; and (d) all other areas or facilities in or about the Building from time to time designated for general use in common by Tenant, other Building tenants, and Landlord (collectively, the “Building Common Areas”), and for the Property, the parking structure and parking areas, loading and unloading areas, trash area, roadway, sidewalks, walkways, parkways, driveways, landscaped areas appurtenant to the Building, fixtures, systems, décor facilities and landscaping contained, maintained or used in connection with those areas and shall be deemed to include any city sidewalks adjacent to the Property, any pedestrian walkways system, park or other facilities located on the Property and open to the general public (collectively, the “Property Common Areas”). The Building Common Areas and Property Common Areas may be referred herein collectively as the “Common Areas.”

2.03 Temporary Space. Subject to Force Majeure events, the original Tenant executing this Lease (“Original Tenant”) shall have the right, commencing as of May 12, 2022 and continuing until that date which is thirty (30) days after the Substantial Completion Date (“Temporary Space Term”), to lease from Landlord temporary space consisting of the entirety of the fourth (4th) floor of the Building and containing approximately 15,063 square feet (“Temporary Space”), which Temporary Space is depicted on Exhibit G attached hereto; provided, however (i) in no event shall the Temporary Space Term extend beyond December 15, 2022, and (ii) Tenant shall not be obligated to pay Base Rent for the Temporary Space upon the occurrence of the Term Commencement Date. Tenant’s lease of the Temporary Space shall be subject to all of the terms, conditions and limitations set forth in this Lease regarding the Premises except as follows:

2.03.1 All obligations of Tenant contained in this Lease with respect to the Premises (including, without limitation, Tenant’s indemnification obligations and Tenant’s obligation to obtain and maintain insurance) shall be applicable with respect to the Temporary Space throughout the Temporary Space Term except that Base Rent for the Temporary Space shall be based on Fifty Dollars ($50.00) per rentable square foot of the Temporary Space per year (i.e., an amount equal to Sixty‑Two Thousand Seven Hundred Sixty‑Two and 50/100 Dollars ($62,762.50) per month based on 15,063 rentable square feet in the Temporary Space. Tenant shall pay for the costs of utilities and Additional Rent for the Temporary Space; provided, however, that Tenant’s Share shall be deemed to be 11.18%;

2.03.2 Tenant agrees that Tenant shall accept the Temporary Space in its then “as‑is” condition, and that Landlord shall not be required to construct any improvements in, or contribute any improvement allowance for, the Temporary Space. Tenant further acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect the Temporary Space or its suitability for the conduct of Tenant’s business therein;

2.03.3 Throughout the Temporary Space Term, Tenant shall be entitled to utilize nine (9) unreserved parking passes, subject to all other terms and conditions of this Lease;

2.03.4 Tenant shall not be entitled to construct any Alterations in the Temporary Space.

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2.03.5 Tenant shall use Tenant’s commercially reasonable efforts to cooperate with Landlord in connection with any work performed by Landlord in the Temporary Space; in no event shall Landlord’s performance of such work constitute a constructive eviction nor entitle Tenant to any abatement of Rent, provided that Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s quiet use and enjoyment of the Temporary Space during the Temporary Space Term and provided that Landlord shall be responsible for and indemnify Tenant from any claims for personal injury and any damage to Tenant’s Property to the extent caused by Landlord’s gross negligence or willful misconduct while performing such work in the Temporary Space and not covered by insurance required to be maintained by Tenant under this Lease; and

2.03.6 Tenant shall vacate and surrender the Temporary Space in the same condition as received, reasonable wear and tear excepted, on or before that date which is thirty (30) days after the Substantial Completion Date (and in any event on or before December 15, 2022) and Tenant’s failure to do so shall constitute a holdover pursuant to Article 19 of this Lease. Tenant acknowledges and agrees that such Temporary Space is subject to an expansion right provided by Landlord to an existing tenant of the Building and that Tenant’s failure to surrender the Temporary Space on or before the date that is thirty (30) days after the Substantial Completion Date (or December 15, 2022, whichever is sooner) shall cause Landlord to suffer damages (including consequential damages and loss of profits) and that Tenant shall be liable to Landlord for all such damages to the extent caused by Tenant’s holdover in the Temporary Space later than thirty (30) days after the Substantial Completion Date (or after such December 15, 2022 outside date).

3. Term and Commencement Date.

3.01 Term. The “Term” of this Lease shall begin at 12:01 a.m. on the earlier to occur of the following dates under clauses .1 or .2, which date shall be the “Term Commencement Date”:

3.01.1 the date on which Tenant substantially completes the Initial Tenant Work (“Substantial Completion Date”); or

3.01.2 October 1, 2022, which date is subject to adjustment pursuant to Section 3.03 below.

The Term of this Lease shall end at 11:59 p.m. on the Term Expiration Date set forth in Article 1, unless sooner terminated or extended in accordance with the provisions of this Lease. Promptly after the determination of the Term Commencement Date, Landlord and Tenant shall execute and deliver a commencement letter in the form attached as Exhibit D (the “Commencement Letter”). Tenant’s failure to execute and return the Commencement Letter, or to provide written objection to the statements contained in the Commencement Letter, within thirty (30) days after its delivery to Tenant shall be deemed an approval by Tenant of the statements contained therein.

3.02 Initial Tenant Work. As used herein, the “Initial Tenant Work” shall mean the initial work performed by Tenant in accordance with, and subject to, the provisions of Exhibit C attached hereto. Subject to Landlord’s obligations as expressly provided in Exhibit C, the Premises

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shall be leased by Tenant in their current “as is” condition and configuration without any representations or warranties by Landlord.

3.03 Delivery. Subject to Force Majeure events and delays caused by Tenant, (i) Landlord shall make possession of the ninth (9th) floor portion of the Premises available to Tenant on or before November 1, 2021 (“Anticipated Ninth (9th) Floor Delivery Date”) with Landlord’s Delivery Work substantially completed and (ii) Landlord shall make possession of the tenth (10th) floor portion of the Premises available to Tenant on March 20, 2022 (or as soon thereafter as reasonably possible) (“Anticipated Tenth (10th) Floor Delivery Date”), with Landlord’s Delivery Work pertaining to the lab upgrades described in Exhibit C‑1 substantially completed; provided, however, that Tenant acknowledges and agrees that Landlord’s remaining Delivery Work on the tenth (10th) floor will not be completed until April 15, 2022 and Tenant will use commercially reasonable efforts to not interfere with Landlord’s remaining work on the tenth (10th) floor during the period between Tenant’s Early Access (as defined below) and until Tenant’s possession of the tenth (10th) floor portion of the Premises. Landlord will use commercially reasonable efforts to not unreasonably interfere with Tenant’s work on the tenth (10th) floor Premises during Landlord’s performance of Landlord’s Delivery Work. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition and that Landlord’s Delivery Work is substantially completed. Landlord shall not be liable for any delay or failure to deliver possession of the Premises in accordance with the dates set forth above. Any delay in the delivery of the applicable portion of the Premises shall not give rise to any liability or default by Landlord or affect any of the terms of this Lease or Tenant’s obligation to accept the Premises when delivered. Tenant’s possession of the Premises before the Term Commencement Date shall be subject to all of the terms and conditions of this Lease; provided, however, except for the cost of services used or requested by Tenant (e.g., after‑hours HVAC service), Tenant shall not be required to pay Rent for any such possession or entry before the Term Commencement Date during which Tenant, with Landlord’s approval, has entered, or is in possession of, the Premises for the sole purpose of performing improvements or installing furniture, fixtures, equipment or other personal property including without limitation the Initial Tenant Work in accordance with Exhibit C. Notwithstanding anything to the contrary contained herein, Tenant and its vendors and contractors shall have access to the tenth ( 10th) floor portion of the Premises on or before March 1, 2022, (“Early Access”) for purposes of planning and measurement, and preliminary construction of the Initial Tenant Work, and other activities reasonably necessary to prepare the tenth (10th) floor portion of the Premises for occupancy provided that during such Early Access Tenant shall use commercially reasonable efforts to cooperate with Landlord in connection with any work performed by Tenant in the tenth (10th) floor and Tenant shall use commercially reasonable efforts to minimize interference with Landlord’s work and provided that Tenant shall be responsible for and indemnify Landlord from any claims for personal injury and any damage to Landlord’s property to the extent caused by Tenant’s gross negligence or willful misconduct while performing such work during Early Access in the tenth (10th) floor portion of the Premises and not covered by insurance required to be maintained by Landlord. Notwithstanding anything to the contrary contained herein and provided Tenant is not in Default of the terms of this Lease, after expiration of any applicable notice and cure period, the October 1, 2022 date set forth in Section 3.01.2 above shall be extended by one (1) day for each day after March 20, 2022 (subject to extension due to Force Majeure events and delays caused by Tenant) that the Anticipated Tenth (10th) Floor Delivery Date (pertaining to substantial completion of the lab upgrades only) does not

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occur; provided further, however, that in the event of such extension, the Term Expiration Date shall be extended for each day of any such extension of such October 1, 2022 date.

4. Rent.

4.01 Base Rent and Additional Rent. Subject to the abatement as provided in Section 1.07, Tenant hereby covenants and agrees to pay to Landlord, without any setoff or deduction, beginning on the Term Commencement Date, (a) all Base Rent (as provided in Article 1), (b) Tenant’s Share of Expenses and Taxes (as provided in Exhibit B attached hereto), and (c) all other Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay to Landlord from time to time under this Lease.

4.02 Manner and Timing of Payments. Base Rent and other recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, but Tenant shall pay to Landlord the Base Rent for the fourth full month of the Term at the time of Tenant’s execution and delivery of this Lease. Base Rent and Additional Rent shall together be deemed “Rent.” All other items of Rent shall be due and payable by Tenant within thirty (30) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, that Landlord from time to time designates for such purposes and shall be paid by Tenant by good and sufficient check payable in United States of America currency or by electronic or wire transfer to an account from time to time designated by Landlord. Landlord’s acceptance of less than the entire amount of Rent shall be considered, unless otherwise specified by Landlord, a payment on account of the oldest obligation due from Tenant hereunder, notwithstanding any statement to the contrary contained on or accompanying any such payment from Tenant. Rent for any partial month during the Term shall be prorated on a per diem basis. Except as expressly set forth in this Lease, Tenant’s obligation to pay Rent shall be absolute, unconditional and independent of any Landlord covenants. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction.

4.03 Net Lease. It is the purpose and intent of Landlord and Tenant that this Lease is a net lease and that all rent shall be absolutely net to Landlord so that this Lease shall yield net to Landlord the Rent to be paid each month during the Term of this Lease. Accordingly, and except as otherwise provided in this Lease, all costs, expenses and obligations of every kind or nature whatsoever relating to the Premises which may arise or become due during the Term of this Lease, including, without limitation, all costs and expenses of maintenance and repair, insurance and taxes shall be paid by Tenant, subject to the express limitations contained in this Lease. Tenant agrees that Tenant shall pay all costs, charges and expenses of every kind and nature whatsoever against or in connection with the construction and development of the Initial Tenant Work, and use and operation of the Premises that may arise or become due during the Term, including all of those that, except for the execution and delivery hereof, would or could have been payable by Landlord.

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5. Permitted Use; Compliance with Laws.

5.01 Permitted Use. Tenant shall have access to the Building and Premises 24 hours per day, 7 days per week, 365 days per year, and shall use the Premises only for the Permitted Use and shall not use or permit the use of the Premises for any other purpose. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including without limitation, the Americans with Disabilities Act, (“ADA”), and all environmental Laws (collectively, “Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration, and occupancy of the Premises and the Building systems located in or exclusively serving the Premises; provided that Tenant shall only be responsible for ADA requirements that are specific to Tenant’s use of the Premises or that are required as a result of the Initial Tenant Work or any Alterations. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Base Building (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises or Alterations (as defined in Section 8.01) in or about the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the common restrooms, and the Building mechanical, electrical, and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Except as otherwise provided in this Lease, Tenant shall be solely responsible, at Tenant’s sole cost and expenses, for obtaining all operational permits, licenses and approvals required in order for Tenant to use the Premises for the Permitted Use. As part of the Landlord’s performance of the Landlord’s Delivery Work, Landlord shall tie the Premises into the existing Base Building pH neutralization system (the “pH Neutralization System”), in accordance with any discharge permits required by applicable Laws (the “pH Permits”), which pH Permits shall be held in Landlord’s name, provided that, to the extent required by the State of Washington for Tenant’s specific use, Tenant shall obtain a wastewater treatment operator license from the State of Washington. The monitoring, repair and maintenance costs of the pH Neutralization System shall be passed through to Tenant on a pro‑rata basis, based upon the proportion that the Rentable Floor Area of the Premises bears to the total rentable floor area of all tenant‑occupied space tied into the pH Neutralization System; provided that any capital repairs and capital replacements shall be passed through only to the extent the same are Permitted Capital Expenses, in which event the amortized cost thereof shall be passed through to Tenant in the same manner as provided in Exhibit B. If any governmental license or permit required to be obtained by Tenant shall be required for the proper and lawful conduct of Tenant’s business at the Premises (including, without limitation, all permits and approvals required for the use and operation of the vivarium and any required wastewater treatment operator license), Tenant, at Tenant’s expense, shall duly procure and thereafter maintain such license and, on Landlord’s request, submit the same to inspection by Landlord. Tenant, at Tenant’s expense, shall at all times comply in all material respects with the terms and conditions of each such license or permit. Tenant shall, on Landlord’s request, provide Landlord with copies of all such licenses, permits and approvals required for Tenant’s use, including any permits, licenses and registrations required pursuant to environmental Laws that are obtained or renewed during the Term.

5.02 Rules and Regulations. Tenant shall not exceed the standard density limit for the Building (one (1) person per 125 usable square feet). Tenant shall not use or permit the use of any portion of the Premises in a manner that results in objectionable noise, odors, or vibrations

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emanating from the Premises or any equipment installed by Tenant or any party acting under or through Tenant, or which violates or conflicts with Landlord’s sustainability standards (set forth in Section 24.21 below) or certification for the Building. Without limiting the generality of the foregoing sentence, Tenant shall not use any portion of the Premises for a personal fitness or exercise area or install or use any exercise equipment therein. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations. If the Premises or any portion thereof are located on a multi‑tenant floor, Tenant shall cause all portions of such Premises that are visible from the Common Areas on such floors to be arranged, furnished, and lighted in a manner in which such Premises appears at all times to be occupied for the Permitted Use. Upon Landlord’s written notice to Tenant that any Negative Condition (as defined on Exhibit E) exists, Tenant shall thereafter promptly undertake actions to remedy such Negative Condition (which actions may include the installation, operation, maintenance and inspection of odor, noise, vibration, water and/or smoke control devices, and the establishment of effective control procedures to eliminate such odors, noise, vibration, smoke, or water or other objectionable emissions) within five (5) business days following receipt of such notice, or such longer period of time as is reasonably necessary to remedy such Negative Condition so long as Tenant promptly undertakes to remedy any such condition and diligently and continuously pursues such remedy to completion within forty‑five (45) days of receipt of such notice from Landlord. Tenant shall cease the activity causing the Negative Condition upon receipt of Landlord’s notice until the Negative Condition has been remedied. The means Tenant uses to prevent such migration may include but not be limited to: (i) operating the HVAC systems, including any special exhaust systems, under negative pressure, (ii) sealing all openings in the demising walls, (iii) providing continuous waterproof base (per Landlord’s criteria) along the demising walls in the showers (if any), kitchen and laboratory areas in the Premises, and (iv) placing machines or equipment in settings of cork, rubber or spring type noise and vibration eliminators. If any such Negative Condition is not so remedied, Landlord may, at its discretion either: (i) cure such Negative Condition and charge Tenant for any cost and expense incurred by Landlord therefor, and Tenant shall then pay such amount as within thirty (30) days after its receipt of an invoice thereof, or (ii) treat Tenant’s failure to remedy such Negative Condition as a Default, entitling Landlord to any of its remedies pursuant to the terms of this Lease.

5.03 Tenant shall be allowed the exclusive use (including reasonable confidentiality and security measures) of up to its pro rata share of any control area or zone (located within the Premises), as designated by the applicable building code, for Hazardous Material and chemical use or storage. As used in the preceding sentence, Tenant’s pro rata share of any control areas or zones located within the Premises shall be determined based on the Rentable Floor Area of the Premises that Tenant leases within the applicable control area or zone. For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%.

5.04 Recorded Covenants. This Lease may, after the date hereof, be subject to any commercially reasonable and recorded covenants, conditions or restrictions on the Property, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the “CC&Rs”); provided that any such CC&Rs (a) do not materially impact Tenant’s use

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and enjoyment of the Premises and Common Areas (b) do not modify Tenant’s rights or obligations hereunder and (c) are commercially reasonably and generally applicable to all occupants of the Building. Subject to the foregoing, Tenant shall comply with the CC&Rs. As of the date hereof, there are no CC&Rs encumbering the Property.

6. Letter of Credit.

6.01 Letter of Credit. Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord a clean, irrevocable letter of credit in the amount set forth in Article 1, which shall comply with, and may be drawn by Landlord in accordance with, the provisions of this Section 6.01 (such letter of credit, together with any renewal or replacement thereof in accordance herewith, being referred to herein as the “Letter of Credit”).

6.01.1 The Letter of Credit shall be for the amount set forth in Article 1 of this Lease, subject to the terms of Article 6 of this Lease. The Letter of Credit (i) shall be irrevocable and shall be issued by a commercial bank that has a financial condition reasonably acceptable to Landlord and has an office in San Francisco, California; Boston, Massachusetts; or New York City that accepts requests for draws on the Letter of Credit, (ii) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating that Landlord is entitled to draw on the Letter of Credit pursuant to the terms of this Lease, (iii) shall be payable to Landlord or its successors in interest as the Landlord and shall be freely transferable without cost to any such successor or any lender holding a collateral assignment of Landlord’s interest in this Lease, (iv) shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one‑year periods unless the issuer shall, at least forty five (45) days prior to the scheduled expiration date, give Landlord notice of such nonrenewal, (v) shall permit drawings to be made via facsimile transmission and (vi) shall otherwise be in form and substance reasonably acceptable to Landlord. Notwithstanding the foregoing, the term of the Letter of Credit for the final period shall be for a term ending not earlier than the date forty five (45) days after the last day of the Term. In the event that the issuer ceases to be reasonably acceptable to Landlord, due to a deterioration in its financial condition or change in status that threatens to compromise Landlord’s ability to draw on the Letter of Credit as determined in good faith by Landlord, then Tenant shall provide a replacement Letter of Credit from an issuer satisfying the terms of this Section within thirty (30) days after Landlord’s notice of such event.

6.01.2 Landlord shall be entitled to draw upon the Letter of Credit for its full amount or any portion thereof if (a) Tenant shall fail to perform any of its obligations under this Lease after the expiration of any applicable notice and cure period, or fail to perform any of its obligations under this Lease and transmittal of a default notice or the running of any cure period is barred or tolled by applicable law, or fail to perform any of its obligations under this Lease and any applicable notice and cure period would expire after the expiration of the Letter of Credit, or (b) not less than thirty (30) days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit in accordance with this Section. Without limiting the generality of the foregoing, Landlord may, but shall not be obligated to, draw on the Letter of Credit from time to time in the event of a bankruptcy filing by or against Tenant and/or to compensate Landlord, in such order as Landlord may determine, for all or any part of any unpaid rent, any damages arising from any termination of this Lease in accordance with the terms of this Lease, any damages arising from any rejection of this Lease in a bankruptcy proceeding

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commenced by or against Tenant and/or any damages that Landlord reasonably estimates it will suffer as a result of any breach or default by Tenant under this Lease. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant’s failure.

6.01.3 After any application by Landlord of the Letter of Credit, Tenant shall reinstate the Letter of Credit to the amount originally required to be maintained under this Lease, upon demand. Provided that Tenant is not then in default under this Lease, and no condition exists or event has occurred which after the expiration of any applicable notice or cure period would constitute such a default, within forty five (45) days after the later to occur of (i) the payment of the final Rent due from Tenant or (ii) the later to occur of the Term Expiration Date or the date on which Tenant surrenders the Premises to Landlord in compliance with Article 20 of this Lease, the Letter of Credit shall be returned to the Tenant. Tenant acknowledges that the Letter of Credit is not a security deposit; instead, it is a credit enhancement in order to induce Landlord to lease the Premises to Tenant. Tenant hereby waives any and all provisions of law, now or hereafter in effect, which (i) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (ii) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section above and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s default of the Lease. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of all or any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional and thereby afford the Letter of Credit bank a justification for failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant shall not request or instruct the Bank of any Letter of Credit to refrain from paying sight draft(s) drawn under such Letter of Credit.

6.01.4 In the event of a sale of the Building or lease, conveyance or transfer of the Building, Landlord shall transfer the Letter of Credit to the transferee. Upon such transfer, Landlord shall be released by Tenant from all liability for the return of such Letter of Credit, and Tenant agrees to look to the transferee solely for the return of said Letter of Credit. The provisions hereof shall apply to every transfer or assignment made of the Letter of Credit to such a transferee. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance.

6.01.5 Notwithstanding anything to the contrary contained herein and provided Tenant is not in Default of the terms of this Lease, after expiration of any applicable notice and cure period, the Letter of Credit amount shall be automatically reduced as follows: (i) on the first annual anniversary of the Rent Commencement Date, the Letter of Credit amount shall be reduced to Eight Hundred Eighty‑Three Thousand Eight Hundred Fifty‑Five Dollars ($883,855.00); and (ii) on the expiration of the second (2nd) Lease Year, the Letter of Credit amount shall be reduced to Seven Hundred Seven Thousand Eighty‑Four Dollars ($707,084.00).

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7. Building Services.

7.01 Building Utilities and Services. Subject to the terms and conditions of this Lease, and the obligations of Tenant as set forth herein, Landlord shall furnish or cause to be furnished to the Premises (where specified) and otherwise to the Building the following utilities and services at all times, all of which shall be included in Expenses except to the extent such utilities or services are separately metered to the Premises: (a) electricity in accordance with the terms and conditions in Section 7.02; (b) customary heating, air conditioning and ventilation in the Premises for normal lab and office use on a 24/7 basis; (c) standard janitorial service for the Common Area on Business Days, including trash removal in all parking areas (it being acknowledged and agreed that Tenant shall be solely responsible for all cleaning and janitorial services for the Premises); (d) water for drinking and lavatory purposes and sewer services to the Premises, all as reasonably required for the Permitted Use on a 24/7 basis, (e) elevator service within the Building for Tenant’s non‑exclusive use on a 24/7 basis, (f); (g) access to the Building for Tenant and its employees on a 24/7 basis, subject to the terms of this Lease; and (h) such security or protective services in the Building and parking areas or other monitoring systems, if any, as Landlord may from time to time impose, including, without limitation, sign‑in procedures and/or presentation of identification cards (provided however, Landlord shall not be liable for losses due to theft, vandalism or similar causes except to the extent caused by Landlord’s gross negligence or willful misconduct); and (i) such other services as Landlord reasonably determines are necessary or appropriate for the Property. Tenant shall, subject to all of the terms and conditions of Article 8 hereof, have the right, at Tenant’s sole expense to install and maintain a security system within the Premises (“Tenant’s Security”), and if installed, Tenant shall be solely responsible for the monitoring and operation of Tenant’s Security system. If, at Tenant’s request, Landlord, or an affiliated or third party service provider, provides any services that are not Landlord’s express obligation under this Lease, including, without limitation, any repairs which are Tenant’s responsibility pursuant to Article 9 below, Tenant shall pay to the applicable service provider the cost of such services plus a reasonable administrative charge.

7.02 Tenant Electricity. Tenant shall pay to Landlord, as Additional Rent, the costs of electricity used in or for the Premises (including, without limitation, air handling units or other HVAC equipment serving the Premises) and, if applicable, for any special equipment installed by or for Tenant elsewhere in the Building, by a separate charge payable by Tenant to Landlord based on check‑meters installed for the Premises (or for any applicable portion thereof or equipment serving the Premises) or, for any portion of the Premises or equipment that from time to time does not have operational check‑meters, based on reasonable allocations prepared by Landlord’s building engineer for the space and period in question. Tenant shall make estimated monthly payments for the electricity charges hereunder, in advance on the first day of each month or partial month of the Term, based on amounts estimated by Landlord from time to time for such electricity charges, subject to periodic reconciliations based on actual check‑meter readings and utility rates for the space and period in question. Notwithstanding anything above to the contrary, Landlord shall have the right, in Landlord’s sole discretion, to include the costs to provide electricity as part of Expenses and, in such event, Tenant shall pay Tenant’s Share of the same. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed 300 Amps of 480/277 kW. Landlord shall have the right to measure electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check‑meters, which to the extent not in place prior to the Effective Date shall be installed at Landlord’s sole cost and expense.

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If it is determined, for any electrical service that is not separately check‑metered to Tenant, that Tenant is using electricity in such quantities or during such periods as to cause the total cost of Tenant’s electrical usage, on a monthly, per‑rentable‑square‑foot basis, to materially exceed that which Landlord reasonably deems to be standard for the Building, Tenant shall pay Landlord Additional Rent for the cost of such excess electrical usage. Notwithstanding the foregoing, to the extent any electricity service is from time to time metered directly by the utility company to the Premises, Tenant shall timely pay the separate charges for such electricity service directly to the applicable utility company and, if requested by Landlord from time to time, provide copies of such utility company invoices and evidence of such payments.

7.03 Interruption of Services. Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of maintenance, repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 24.06) or any other causes (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement except as provided in the next sentence. If the Premises, or a material portion of the Premises, are made untenantable for a period in excess of five (5) consecutive Business Days as a result of a Service Failure that is reasonably within the control of Landlord to correct and was not caused by Tenant or any Tenant Related Parties (as defined in Section 13.01) or any of Tenant’s transferees, contractors or licensees, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period commencing on the first day following such five (5)‑Business‑Day period and ending on the day the service has been restored. If the entire Premises has not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated. This Section shall not apply to any Service Failure arising from a casualty event governed by Article 14 below.

7.04 Reservations. Landlord reserves the right from time to time to do any of the following: (a) expand the Building and construct or alter other buildings or improvements on the Property as long as Tenant’s parking ratio (i.e., .75 spaces per 1,000 rentable square feet of the Premises) is not materially and adversely affected; (b) make any changes, additions, improvements, maintenance, repairs or replacements in or to the Building, Common Areas of the Property (including the Premises if required to do so by any applicable laws to the extent reasonably necessary in connection with any improvements to the Building, Common Areas and/or the Property, provided that Tenant’s use of the Premises is not materially and adversely affected), and the fixtures and equipment thereof, including, without limitation: (i) maintenance, replacement and relocation of pipes, ducts, conduits, wires and meters and equipment above the ceiling surfaces, below the floor surfaces and within the walls of the Building and Premises, and (ii) changes in the location, size, shape and number of driveways, entrances, stairways, elevators loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways, easements, parking spaces and parking areas as long as Tenant’s use of the Premises is not materially and adversely affected and Tenant’s parking ratio is not materially and adversely impacted (c) close temporarily any of the Property while engaged in making repairs, improvements or alterations to the Property; and (d) perform such other acts and make such other changes with respect to the Property, as Landlord, may, in its good faith business judgment, determine is appropriate provided that Tenant’s use of the Premises is not materially and adversely affected by such acts or other changes. Landlord will provide Tenant with at least fifteen (15) days’ prior

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notice of any of the actions set forth in this Section 7.04, to be taken by Landlord if such action will interfere with (i) Tenant’s ability to conduct business within the Premises, (ii) gain access to and from the Premises, or (iii) use or have access to and egress from the parking area serving the Building. Landlord shall use commercially reasonable efforts to ensure that the performance of any such work of repairs or alterations shall not interfere with Tenant’s use of the Premises and such efforts may include limiting the performance of any such work which might be disruptive to weekends or the evening. Without limiting the generality of the foregoing, Landlord reserves the right from time to time to modify components of the access procedures for the Building or other portions of the Property, to change the number of lobby attendants, or to institute, modify, supplement, or discontinue any particular access control procedures or equipment for the Building, whether during or after business hours. Landlord does not warrant or guarantee the effectiveness of any such system or procedures. Tenant expressly disclaims any such warranty, guarantee, or undertaking by Landlord with respect thereto and acknowledges that access control procedures from time to time in effect are solely for the convenience of tenants generally and are not intended to secure the Premises or to guarantee the physical safety of any persons in or about the Premises or the Property. Tenant shall be responsible for securing the Premises, including without limitation by Tenant’s installation of access card readers or other security equipment for the Premises in accordance with Exhibit C and Article 8 and by restricting or monitoring access into and from the Premises by its employees or other invitees. At the time that any Tenant employee (or other person acting under or through Tenant) who has been issued a Building access card is terminated or otherwise ceases to work at the Premises, Tenant shall retrieve and destroy the Building access card for such person and, in accordance with the Building’s standard procedures, notify the Building’s property manager that such person should be removed from the active list for Building access cards.

7.05 Energy Statements. For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof, (b) within thirty (30) days after Landlord’s request. Tenant acknowledges that any utility information for the Premises may be shared with third parties, including Landlord’s consultants and governmental authorities provided that prior to providing such utility information, Landlord shall use good faith efforts to redact any reference to Tenant to the extent such redaction is allowed under applicable Laws.

8. Alterations.

8.01 Alterations. Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) in the Premises, without first obtaining the written consent of Landlord in each instance, “Cable” shall mean and refer to any electronic, fiber, phone and data cabling and related equipment that is installed by or for Tenant or any party acting under or through Tenant. Prior to starting work on any Alterations, Tenant shall furnish Landlord with plans and specifications (which shall be in CAD format if requested by Landlord); names of contractors acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building and vertical Cable, as may be described more fully below, and provided further that Landlord may require any contractor or subcontractor performing work on or about the Premises or Building be harmonious with union labor); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts

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reasonably required by Landlord and naming as additional insureds the Landlord, the managing agent for the Building, and such other Additional Insured Parties (as defined in Article 13) as Landlord may designate for such purposes; and any security for performance in amounts reasonably required by Landlord. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical Cable. All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number, and the purpose of such Cable (i) every 6 feet outside the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (ii) at the termination point(s) of such Cable. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner. Tenant shall ensure that no Alteration adversely affects any Building system or Landlord’s ability to perform its obligations hereunder. Tenant shall reimburse Landlord for any third‑party expenses incurred by Landlord in connection with the review, inspection, and coordination of Tenant’s plans for Alterations and Tenant’s performance thereof in an amount not to exceed 2% of the hard costs of the Alterations provided, however, this reimbursement obligation shall not apply to the Initial Tenant Work. Upon completion, Tenant shall furnish “as‑built” plans (in CAD format, if requested by Landlord) for non‑Cosmetic Alterations, customary AIA completion affidavits, full and final waivers of lien (and, to the extent applicable, cause a timely Notice of Completion to be recorded in the office of the Recorder of King County in accordance with the terms of Washington Law), any applicable certificate of occupancy for the space affected by such Alterations and other applicable municipal or local sign‑offs and inspection reports, and any other items reasonably required by Landlord for closing out the particular work in question. Landlord’s approval of an Alteration shall not be deemed to be a representation by Landlord that the Alteration complies with Law or will not adversely affect any Building system. If any Alteration requires any change to the Base Building, any Building system or any Common Area, then such changes shall be made at Tenant’s sole cost and expense and performed, at Landlord’s election, either by Tenant’s contractor or a contractor engaged by Landlord. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”) and of which Landlord is given prior notice: (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the tenth (10th) floor portion of the Premises; (c) will not affect the Base Building (defined in Article 5); (d) does not require work to be performed inside the exterior walls or above the ceiling of the Premises; (e) cost less than $[***] for a particular job; and (f) does not require a building permit. Cosmetic Alterations shall be subject to all the other provisions of this Article 8, to the extent applicable thereto.

8.02 Liens. Tenant shall not cause or permit any mechanics’ or other liens or encumbrances to be placed upon the Property, the Premises, or Tenant’s leasehold interest hereunder, whether in connection with any work or service done or purportedly done by or for the benefit of Tenant, its subtenants, or any other party acting under or through Tenant, or otherwise. Tenant shall give Landlord notice at least thirty (30) days prior to the commencement of any work in the Premises to afford Landlord the opportunity to post and record notices of non‑responsibility. Tenant, within twenty (20) days after notice from Landlord, shall fully discharge any such lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to timely discharge such lien within such period, Tenant shall be deemed in Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the

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lien. Tenant shall reimburse Landlord for any amount paid by Landlord to discharge such lien, including, without limitation, reasonable attorneys’ fees. Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord.

8.03 Leasehold Improvements. All Leasehold Improvements shall, except as expressly provided in this Lease, remain upon the Premises at the end of the Term without compensation to Tenant. “Leasehold Improvements” shall mean and include all Initial Tenant Work and other leasehold improvements from time to time existing in or to the Premises, including without limitation any such leasehold improvements (if any) that exist as of the applicable delivery date or Term Commencement Date under this Lease or that are made by or for the benefit of Tenant (or any party acting under or through Tenant) before the Term Commencement Date or thereafter from time to time during the Term. Leasehold Improvements shall expressly exclude Tenant’s Property which shall remain the property of Tenant unless otherwise expressly agreed to by Landlord and Tenant in writing. Landlord, by written notice to Tenant at least thirty (30) days prior to the Term Expiration Date, may require Tenant, at Tenant’s expense, to remove any Initial Tenant Work or other Leasehold Improvements or other affixed installations that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard improvements for the Permitted Use (“Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, private baths and showers, vaults, rolling file systems, structural alterations and modifications and any Cable installed by or on behalf of Tenant. Tenant, at the time it requests approval for a proposed Alteration, including any Initial Tenant Work, as such terms may be defined in the Work Letter attached as Exhibit C, may request in writing that Landlord advise Tenant whether the Alteration, including any Initial Tenant Work, or any portion thereof, is a Required Removable. Within ten (10) Business Days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration or other Leasehold Improvements are Required Removables. The Required Removables shall be removed by Tenant before the expiration or earlier termination of this Lease in accordance with Article 20.

8.04 Signage. No sign, advertisement or notice shall be exhibited, painted or affixed by Tenant at the Premises in a manner visible from the exterior of the Premises except as required to identify Tenant as the tenant of the Premises and in compliance with applicable Laws. The design and installation of any such signage shall be subject to Landlord’s reasonable approval. For any signage, Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits for such signage in compliance with applicable Laws and (b) design, fabricate, install and maintain such signage in a first‑class condition. Tenant shall remove all signage identifying Tenant or anyone claiming by, through, or under Tenant prior to the expiration of the Term.

9. Repairs and Maintenance.

9.01 Tenant Obligations. Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant, at its sole cost and expense, shall perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this

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Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Leasehold Improvements and Alterations; (f) any and all elements of the heating, ventilation and air conditioning system and equipment (including any supplemental HVAC units) that exclusively serves the Premises (“Tenant’s HVAC”), (g) kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving the Premises or any portion thereof, whether such items are installed by Tenant or are currently existing in the Premises; and (h) any Cable. Tenant shall maintain in effect throughout the Term maintenance/service contracts for Tenant’s HVAC or other specialty equipment exclusively serving the Premises and, from time to time upon Landlord’s request, provide Landlord with a copy of such maintenance contract and reasonable evidence of its service record. All maintenance/service contracts for Tenant’s HVAC shall include all services recommended by the equipment manufacturer within the operation and maintenance manual and shall become effective within thirty (30) days after the date Tenant takes possession of the Premises. If Tenant fails to maintain any such maintenance/service contracts, Landlord shall have the right but not the obligation, upon notice to Tenant, to procure and maintain any such maintenance/service contracts, and Tenant shall reimburse Landlord, as Additional Rent, within twenty (20) days after written demand, for the costs therefor. All material and non‑routine repairs and related work performed by Tenant or its contractors, including that involving Cable, shall be subject to the terms of Section 8.01 above. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may (but shall not be required to do so) make the repairs, and, within thirty (30) days after demand, Tenant shall pay to Landlord the reasonable cost of the repairs, together with an administrative charge in an amount equal to five percent (5%) of the hard cost of the repairs. Tenant shall be responsible, at its sole cost and expense, for providing cleaning and janitorial services to the Premises in a neat and first‑class manner consistent with the cleaning standards generally prevailing in comparable buildings in the Seattle area for laboratory and office space or as otherwise reasonably established by Landlord in writing from time to time, using an insured contractor or contractors selected by Tenant and reasonably approved in writing by Landlord and such provider shall not interfere with the use and operation of the Building or Property by Landlord or any other tenant or occupant thereof. Tenant shall also be responsible to arrange for, at Tenant’s sole cost and expense, any waste (including biomedical, hazardous and laboratory waste) and refuse removal services for Tenant’s operations at the Premises. All waste (including biomedical, hazardous and laboratory waste) and refuse removal shall be performed in compliance with applicable environmental Laws using licensed laboratory waste disposal companies. All biomedical, hazardous and laboratory waste and refuse shall be stored in the Premises and shall be removed in compliance with applicable environmental Laws. Tenant shall also cause all extermination of vermin in the Premises or resulting from Tenant’s use of the Premises to be performed by companies reasonably approved by Landlord in writing and shall contract and use pest extermination services as reasonably necessary or as reasonably requested by Landlord. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under any law, statute, or ordinance now or hereafter in effect.

9.02 Landlord Obligations. Landlord shall keep and maintain in good repair and working order and perform maintenance upon (a) the structural elements of the Building; (b) the mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (c) the Common Areas; (d) the roof of the Building; (e) the exterior windows

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of the Building; and (f) the elevators serving the Building. Subject to reasonable wear and tear, and damage by Casualty, or taking by eminent domain (which shall instead be governed by Articles 14 and 15 below), Landlord shall from time to time make repairs for which Landlord is responsible hereunder.

10. Entry by Landlord.

Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior notice of entry of not less than twenty‑four (24) hours (which such notice may be verbal or by email). In connection with any such entry for non‑emergency work performed during Building Service Hours, Landlord shall use reasonable efforts, consistent with the operation of a first‑class life sciences building, not to unreasonably interfere with Tenant’s use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. Landlord shall not close the Premises during Building Service Hours if the work can reasonably be performed on weekends and/or after Building Service Hours. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder. Landlord agrees to comply with any commercially reasonable confidentiality, security, and safety measures that Tenant may elect to prescribe during Landlord’s entry to the Premises. Any such entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11. Assignment and Subletting.

11.01 Transfers. Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use all or any portion of the Premises (in each such case, collectively or individually, a “Transfer” to a “Transferee”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if the proposed Transferee (a) is a governmental entity, (b) is an occupant of the Building, (c) whether or not an occupant of the Building, has been in discussions with Landlord regarding the leasing of space within the Building within the preceding six (6) months, (d) is incompatible with the character of occupancy of the Building, (e) is an entity with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits, or (f) would subject the Premises to a use which would: (i) involve increased personnel or wear upon the Building; (ii) violate any exclusive right granted to another tenant of the Building; (iii) require any addition to or modification of the Premises or the Building in order to comply with building code or other governmental requirements; or (iv) involve a violation of the Permitted Use clauses of this Lease. Subject to Section 11.04 below, if the entity(ies) that directly or indirectly controls the voting shares/rights of Tenant (other than through the ownership of voting securities listed on a recognized securities exchange) changes at any time, such change of ownership or control shall constitute a Transfer. Any Transfer in violation of this Section shall, at Landlord’s option, be deemed a Default by

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Tenant as described in Section 16.01, and shall be voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease, and the Tenant originally named in this Lease shall remain primarily liable for the performance of the tenant’s obligations under this Lease, as amended from time to time.

11.02 Process. Tenant shall provide Landlord with financial statements for the proposed Transferee (or, in the case of a change of ownership or control, for the proposed new controlling entity(ies)), a copy of the final form of the proposed assignment, sublease, or other Transfer documentation, and such other information as Landlord may reasonably request. Within fifteen (15) Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of a proposed assignment of this Lease or subletting for space in the Premises that is between twenty‑five percent (25%) and forty‑five percent (45%) of the Premises (in each case to anyone other than Affiliate), recapture the Premises or, in the case of a subletting, recapture the portion of the Premises that Tenant is proposing to Transfer for the term of such sublease. If Landlord exercises its right to recapture by written notice to Tenant (the “Recapture Notice”), this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or more than forty‑five percent (45%) of the Premises is sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination; provided, however, that Tenant may, within ten (10) days of receiving the Recapture Notice, rescind its request for Transfer and Landlord’s recapture right shall also be automatically rescinded. Tenant shall pay to Landlord the reasonable costs and attorneys’ fees incurred by Landlord in connection with such requested Transfer provided, in no event, shall such costs exceed [***] Dollars ($[***]).

11.03 Excess Payments. In the event, if any, that (i) all rent and other consideration which Tenant receives as a result of a Transfer exceeds (ii) the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer, then Tenant shall, at Landlord’s election, pay to Landlord an amount equal to fifty percent (50%) of such excess, from time to time on a monthly basis upon Tenant’s receipt of such excess; provided that in determining any such excess, Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant in connection with such Transfer, except that any construction costs incurred by Tenant in connection with such Transfer (e.g., any demising costs associated with the subleasing of a portion of the Premises) shall be deducted on a straight‑line basis over the term of the applicable Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord. Notwithstanding anything to the contrary contained herein, Sections 11.02 and 11.03 shall not apply to a Permitted Transfer.

11.04 Permitted Transfers. Tenant may assign this Lease to a successor to Tenant by merger, consolidation, or the purchase of all or substantially all of Tenant’s assets, or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant must not be in Default; (b) Tenant must give Landlord written notice at least fifteen (15) days before such Transfer; and (c) except in the case of a sublease to an Affiliate, the Credit

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Requirement (defined below) must be satisfied. Tenant’s notice to Landlord shall include information and documentation evidencing that any Transfer qualifies as a Permitted Transfer hereunder and that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign and deliver to Landlord a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. The original Tenant executing this Lease may be referred to herein as the “Original Tenant.” An Affiliate that is an assignee of Original Tenant’s entire interest in this Lease may be referred to herein as an “Affiliate Assignee.” The “Credit Requirement” shall be deemed satisfied if, as of the date immediately preceding the date of the Permitted Transfer, the financial strength of either (i) the entity with which Tenant is to merge or consolidate or to which the Lease is otherwise to be assigned or (ii) the purchaser of all or substantially all of the assets of Tenant, as applicable, is not less than that of Tenant, as determined (x) based on credit ratings of such entity and Tenant by both Moody’s and Standard & Poor’s (or by either such agency alone, if applicable ratings by the other agency do not exist), or (y) if such credit ratings do not exist, then in accordance with certified financial statements for such entity and Tenant covering their last two fiscal years ending before the Transfer. If, at any time after a Permitted Transfer, the Affiliate to which the Permitted Transfer is made ceases to qualify as an Affiliate of the original Tenant, such event shall be deemed a Transfer that is subject to the provisions of Sections 11.01, 11.02, and 11.03 above.

11.05 Prohibited Matters. Without limiting Landlord’s right to withhold its consent to any Transfer by Tenant, unless Landlord shall have consented to any Transfer, neither Tenant nor any other person having an interest in the possession, use or occupancy of the Premises or any part thereof shall enter into any lease, sublease, license, concession, assignment or other transfer or agreement for possession, use or occupancy of all or any portion of the Premises which provides for rent or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used or occupied, and any such purported lease, sublease, license, concession, assignment or other transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of all or any part of the Premises.

12. Notices.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand, sent by registered, express, or certified mail, with return receipt requested or with delivery confirmation requested from the U.S. postal service, sent by overnight or same day courier service, or by email provided that notices sent by email must also be sent pursuant to any one of the other methods in this sentence, in all cases at the party’s respective Notice Address(es) set forth in Section 1.16; provided, however, notices sent by Landlord regarding general Building operational matters may be posted in the Building mailroom or the general Building newsletter or sent via e‑mail to the e‑mail address provided by Tenant to Landlord for such purpose. In addition, if the Building is closed (whether due to emergency, governmental order or any other reason), then any notice address at the Building shall not be deemed a required notice address during such closure, and, unless Tenant has provided an alternative valid notice address to Landlord for use during such closure, any notices sent during such closure may be sent via e‑mail or in any other practical manner reasonably designed to ensure receipt by the intended recipient. Each notice shall be deemed to have been received on the earlier to occur of actual

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delivery or the date on which delivery is refused (in the case of email, when confirmed sent with read receipt requested), or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, three (3) Business Days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

13. Indemnity and Insurance.

13.01 Indemnification. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), and to the maximum extent permitted under applicable law, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees and agents (the “Tenant Related Parties”) or any of Tenant’s transferees, contractors or licensees, or Tenant’s or any Tenant Related Parties’ failure to perform its obligations under this Lease, or otherwise arising out of the use or occupancy of the Premises by Tenant or any Tenant Related Parties. To the maximum extent permitted under applicable law, Tenant hereby waives all claims against and releases Landlord and its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Article 21) and agents (the “Landlord Related Parties”) from all claims for any loss of business, loss of income or injury to or death of persons, damage to property, scientific research, intellectual property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, lab system, water closet, drain or other pipe, or (d) the inadequacy or failure of any security or protective services, personnel or equipment. Tenant hereby agrees that it shall not assert any industrial insurance immunity rights pursuant to Title 51 RCW (as the same may be amended, substituted or replaced) if such assertion would be inconsistent with or otherwise impair Landlord’s right to indemnification under this Section 13.01, and, accordingly, hereby waives all such industrial insurance immunity rights. The foregoing waiver of industrial insurance immunity rights was specifically negotiated by Landlord and Tenant and is solely for the benefit of the Landlord and Tenant, and their successors and assigns, under the Lease, and is not intended as a waiver of Tenant’s rights of immunity under such industrial insurance for any other purposes.

13.02 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts throughout the Term (and during any other periods before or after the Term during which Tenant or any Tenant Related Party enters into or occupies all or any portion of the Premises):

13.02.1 Commercial general liability insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with minimum primary limits of $[***] per occurrence and $[***] annual aggregate and a minimum excess/umbrella limit of $[***] per occurrence.

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13.02.2 Property insurance covering (i) Tenant’s Property (as defined below), and (ii) any Leasehold Improvements in the Premises, whether installed by or for the benefit of Tenant under this Lease or any prior lease or other agreement to which Tenant was a party or otherwise (“Tenant‑Insured Improvements”). Such insurance shall be written on a special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) without deduction for depreciation of the covered items and in amounts that meet any co‑insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

13.02.3 Worker’s Compensation and Employer’s Liability or other similar insurance to the extent required by Law.

13.02.4 Pollution Legal Liability insuring Tenant for defense expenses and damages including cleanup costs for pollution events caused or allegedly caused by Tenant, or those for whom Tenant may be liable, in the course of its operations at a minimum limit of $[***], such coverage shall specifically include this Lease as an insured contract.

The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall (i) be issued by an insurance company that has an A.M. Best rating of not less than A‑VIII and licensed to do business in the State of Washington; (ii) be in form and content reasonably acceptable to Landlord; and (iii) provide that it shall not be canceled or materially changed without thirty (30) days’ prior notice to Landlord, except that ten (10) days’ prior notice may be given in the case of nonpayment of premiums. Tenant’s commercial general liability insurance shall (a) name Landlord, Landlord’s managing agent, and any other party designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non‑contributing with Tenant’s insurance. Tenant shall deliver to Landlord, on or before the earlier to occur of the date Landlord delivers possession of the Premises to Tenant or the Term Commencement Date and at least fifteen (15) days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 28” (Evidence of Commercial Property Insurance) and “ACORD 25‑S” (Certificate of Liability Insurance) or the equivalent. Attached to the ACORD 25‑S (or equivalent) there shall be an endorsement naming the Additional Insured Parties as additional insureds which shall be binding on Tenant’s insurance company and shall expressly require the insurance company to notify each Additional Insured Party in writing at least thirty (30) days before any termination or material change to the policies, except that ten (10) days’ prior notice may be given in the case of nonpayment of premiums. Notwithstanding the foregoing, if the foregoing requirement that the insurance company provide prior notice to Landlord of cancellation or material change of the applicable policy cannot reasonably be obtained based on then‑prevailing insurance industry practices, Tenant shall so advise Landlord of such unavailability and shall instead provide Landlord with notice of any such cancellation or material change as provided above. Upon Landlord’s request, Tenant shall deliver to Landlord, in lieu of such certificates, copies of the policies of insurance required to be carried under Section 13.02 showing that the Additional Insured Parties are named as additional insureds.

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Tenant shall maintain such increased amounts of the insurance required to be carried by Tenant under this Section 13.02, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but not in excess of the amounts and types of insurance then being required by institutional landlords of buildings comparable to and in the general vicinity of the Building.

13.03 Tenant’s Property. All furnishings, fixtures, equipment, and other personal property and effects of Tenant and of all persons claiming through Tenant which from time to time may be on the Premises or elsewhere in the Building or in transit thereto or therefrom (collectively, “Tenant’s Property”) shall be at the sole risk of Tenant to the maximum extent permitted by law and shall be kept insured by Tenant throughout the Term (and during any other periods before or after the Term during which Tenant or any Tenant Related Party enters into or occupies all or any portion of the Premises) at Tenant’s expense in accordance with Section 13.02. Tenant’s Property expressly includes all business fixtures and equipment, including without limitation any security or access control systems installed for the Premises, filing cabinets and racks, removable cubicles and partitions, kitchen equipment, computers and related equipment, raised flooring, supplemental cooling equipment, audiovisual and telecommunications equipment, non‑building standard signage, and other tenant equipment installations, in each case including related conduits, cabling, and brackets or mounting components therefor and any connectors to base building systems and in each case whether installed or affixed in or about the Premises, in building core areas, or elsewhere in the Building.

13.04 Waiver of Subrogation. Subject to Article 14, each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by property insurance. For purposes of this Section 13.04, any deductible or self‑insured retention with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance.

14. Casualty Damage.

14.01 Casualty. If all or any portion of the Premises becomes untenantable or inaccessible by fire or other casualty to the Premises or the Common Areas (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within three hundred sixty‑five (365) days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within ten (10) days after Tenant’s receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and less than one (1) year of the Term remains after the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied

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to the payment of the mortgage debt; or (3) a material uninsured loss to the Building or Premises occurs.

14.02 Restoration. If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas, subject to the following provisions. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Notwithstanding Section 13.04, upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to any Leasehold Improvements; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within fifteen (15) days after demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to such Leasehold Improvements. In no event shall Landlord be required to spend more for the restoration of the Premises, Building and Common Areas than the proceeds received by Landlord, whether from Landlord’s insurance proceeds or proceeds from Tenant. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Notwithstanding the foregoing, Landlord may, at its election, require Tenant to perform the restoration work for the Leasehold Improvements, in which event Tenant shall be responsible for performing the restoration work (including any revisions thereto that Tenant may wish to make, pursuant to plans approved by Landlord under Article 8) and the rent abatement period under the preceding sentence shall not exceed the period of time required to diligently perform the restoration of the existing Leasehold Improvements.

14.03 Insurance Proceeds. If this Lease is terminated by either party on account of any Casualty as provided in this Article 14, then Tenant shall pay to Landlord (by assignment or otherwise) the insurance proceeds paid or payable to Tenant under the policy(ies) referred to in Section 13.02(b) on account of the damage to or loss of the Leasehold Improvements in the Premises; however, from any such proceeds actually received by Tenant, Tenant shall be entitled to retain an amount equal to the unamortized portion (amortized over the initial Term on a straight‑line basis) of the hard costs paid by Tenant to perform such Leasehold Improvements (after deduction of the Tenant Work Allowance and any other work allowance or contribution paid by Landlord for such Leasehold Improvements).

14.04 Express Agreement. The provisions of this Lease, including this Article 14, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Property, and any statute or regulation of the State of Washington, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to

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this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Property.

15. Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi‑public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty five (45) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, provided, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

16. Events of Default.

16.01 Default. In addition to any other Default specifically described in this Lease, each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for five (5) Business Days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure to comply with any term, provision, condition or covenant of this Lease (other than a Monetary Default and other than as set forth in clauses (c) through (h) of this Section), if the failure is not cured within thirty (30) days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within such thirty‑(30)‑day period, Tenant shall be allowed additional time (not to exceed an additional ninety (90) days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within such thirty‑(30)‑day period and diligently pursues the cure to completion; (c) Tenant effects or permits a Transfer without Landlord’s required approval or otherwise in violation of Article 11 of this Lease; (d) Tenant becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (e) the leasehold estate is taken by process or operation of Law; (f) if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s property and such appointment is not discharged within ninety (90) days thereafter, or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Tenant under any bankruptcy law or is filed against Tenant and, in the case of a filing against Tenant only, the same shall not be dismissed within ninety (90) days from the date upon which it is filed, or (g) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on two (2) separate occasions

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during any twelve‑(12)‑month period, any subsequent violation of such provision within such twelve‑(12)‑month period shall, at Landlord’s option, constitute a Default by Tenant without the requirement of any further notice or cure period as provided above. All notices sent under this Section shall be in satisfaction of, and not in addition to, any notice required by Law.

16.02 Remedies. Upon the occurrence of any Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

16.02.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following: (1) the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus, (2) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus, (3) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus, (4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, and expenses of restoring the Premises or any portion thereof for a new tenant to the condition in which Landlord delivered the Premises to Tenant, whether for the same or a different use; and (5) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term “rent” as used in this Section 16.02 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used clauses (1) and (2) above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Section 5.1(A) of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in clause (3) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

16.02.2 If Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

16.03 Termination of Subleases. Whether or not Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in this Article 16, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions

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or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

16.04 Specific Enforcement. Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under this Article 16, or any law or other provision of this Lease), without prior demand or notice except as required by Applicable Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof. The provisions of this Section 16.04 are not dependent upon the occurrence of a default.

16.05 Efforts to Relet. No re‑entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

16.06 Curative Action. If Tenant is in Default of any of its non‑monetary obligations under this Lease, Landlord shall have the right, but not the obligation, to perform any such obligation. Tenant shall reimburse Landlord for the cost of such performance upon demand, together with an administrative charge equal to five percent (5%) of the cost of the work performed by Landlord.

16.07 Late Charges and Fees. If Tenant does not pay any Rent when due hereunder, then without notice and in addition to all other remedies hereunder, Tenant shall pay to Landlord an administration fee in the amount of four percent (4%) of the unpaid Rent, plus interest on such unpaid amount at the rate of one and one half percent (1.5%) per month from the date such amount was due until the date paid (which interest, as accrued to date, shall be payable from time to time upon Landlord’s demand); provided, however, in no event shall such interest exceed the maximum amount permitted to be charged by applicable law. Notwithstanding the foregoing, Tenant shall be entitled to a grace period of five (5) days for the first late payment of Rent in any twelve‑(12)‑month period prior to the imposition of the foregoing amounts. In addition, Tenant shall pay to Landlord a reasonable fee for any checks returned by Tenant’s bank for any reason.

16.08 Enforcement Costs. Tenant shall pay to Landlord, as Additional Rent, the costs and expenses, including reasonable attorneys’ fees, incurred in enforcing any obligations of Tenant under this Lease with which Tenant has failed to comply.

16.09 General. The repossession or re‑entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy, and each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at law or in equity.

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17. Limitation of Liability.

17.01 Landlord’s Liability. Tenant agrees from time to time to look only to Landlord’s interest in the Building for satisfaction of any claim against Landlord hereunder or under any other instrument related to the Lease (including any separate agreements among the parties and any notices or certificates delivered by Landlord) and not to any other property or assets of Landlord. The obligations of Landlord shall not be binding on any direct or indirect partners (or members, trustees or beneficiaries) of Landlord or of any successor, individually, but only upon Landlord’s or such successor’s interest described above. If Landlord shall refuse or fail to provide any consent or approval for any matter for which Landlord’s consent or approval is required under this Lease or is otherwise requested by Tenant, Landlord shall not be liable for damages as a result thereof, and Tenant’s sole remedy to enforce any alleged obligation of Landlord to provide such consent or approval shall be an action for specific performance, injunction, or declaratory relief.

17.02 Assignment of Rents.

17.02.1 With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

17.02.2 In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller‑lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller‑lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser‑lessor.

17.02.3 Except as provided in paragraph (b) of this Section 17.02, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder. Tenant hereby agrees to enter into such agreements or instruments as may, from time to time, be requested in confirmation of the foregoing.

17.03 Landlord Default. In the event Tenant alleges that Landlord is in default under any of Landlord’s obligations under this Lease, Tenant agrees to give any Mortgagee (as defined in Article 21, by registered mail, a copy of any notice of default which is served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing (whether by way of notice of an assignment of lease, request to execute an estoppel letter, or otherwise), of the identity and address of any such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided by law or such additional time as may be provided in this

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Lease or such notice to Landlord, such Mortgagee shall have a period of thirty (30) days after the last date on which Landlord could have cured such default within which such Mortgagee will be permitted, but not be obligated, to cure such default. If such default cannot be cured within such thirty‑(30)‑day period, then such Mortgagee shall have such additional time as may be necessary to cure such default, if prior to the end of such thirty‑(30)‑day period such Mortgagee has commenced and is diligently pursuing such cure or the remedies under the Mortgage necessary for Mortgagee to be able to effect such cure, in which event Tenant shall have no right with respect to such default while such cure and remedies are being diligently pursued by such Mortgagee. Except as may be expressly provided in this Lease, in no event shall Tenant have the right to terminate the Lease nor shall Tenant’s obligation to pay Base Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under the Lease. In no event shall Landlord or any Landlord Related Party ever be liable to Tenant for loss of profits, loss of business, or indirect or consequential damages suffered by Tenant from whatever cause.

18. Intentionally Omitted.

19. Holding Over.

If Tenant fails to surrender all or any part of the Premises at the expiration or earlier termination of this Lease, any such occupancy of all or any part of the Premises after such expiration or termination shall be that of a tenancy at sufferance only. Any such occupancy after such expiration or termination shall be subject to all the terms and provisions of this Lease, except that Tenant shall pay an amount for such occupancy (on a per month basis without reduction for partial months during the holdover) equal to one hundred fifty percent (150%) of the Base Rent (plus the actual amount of any Additional Rent) due for the month immediately preceding the holdover for the first thirty (30) days of such holdover and two hundred percent (200%) of such amounts thereafter. No holdover by Tenant or payment by Tenant after the expiration or earlier termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition, if as a result of such holdover, Landlord is unable to deliver possession of space to a new tenant or to perform improvements therein for a new tenant due to Tenant’s failure to timely vacate all or part of the Premises, Tenant shall be liable to Landlord for all damages and losses that Landlord suffers from the holdover.

20. Surrender of Premises.

20.01 Condition. At the expiration or earlier termination of this Lease or Tenant’s right of possession hereunder, Tenant shall remove all Tenant’s Property from the Premises, remove all Required Removables (if any) under Section 8.03 (except to the extent otherwise directed in writing by Landlord), and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. Tenant shall repair any damage caused by the installation or removal of Tenant’s Property or Required Removables and restore the affected portion of the Premises so that it is useable by a succeeding tenant in a manner consistent with first class standards. If Tenant fails to remove any of Tenant’s Property or to restore or repair the Premises to the required condition as provided herein upon the expiration of the Term of this Lease (or, as applicable, within five (5) Business Days after any earlier termination of this Lease or Tenant’s right to possession

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hereunder), then Landlord, at Tenant’s sole cost and expense, shall be entitled, but not obligated, to remove and store Tenant’s Property and/or perform such restoration or repair of the Premises. Landlord shall not be responsible for the value, preservation, or safekeeping of Tenant’s Property, and Tenant shall pay to Landlord, upon demand, the expenses and storage charges so incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within thirty (30) days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and, at Landlord’s option, title to Tenant’s Property shall vest in Landlord or Landlord may dispose of Tenant’s Property in any manner Landlord deems appropriate.

20.02 Surrender Plan. Furthermore, upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than Landlord (collectively, “HazMat Operations”) and released of any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials in, on or about the Premises. At least three (3) months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Alterations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, fully decommissioned (including, without limitation, removal of all Hazardous Materials in accordance with applicable laws) and free from any residual impact from the HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant (such approval not to be unreasonably withheld or conditioned). In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non‑proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises (including, without limitation, all floors, walls, ceiling and counters piping, supply lines, waste lines and plumbing and all exhaust and other ductwork in the Premises) are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out‑of‑pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same (not to exceed $[***] in then‑current dollars). Tenants acknowledges and agrees that it shall surrender the Premises in a condition of environmental hygiene that it may be reused by a subsequent tenant for office, research and development, or laboratory use without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of any Hazardous Materials without giving notice in connection with such Hazardous Materials. Landlord shall have the unrestricted right to deliver such Surrender Plan and

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any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises are surrendered free from any residual impact from HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent.

21. Subordination to Mortgages; Estoppel Certificate.

21.01 Subordination. This Lease is and shall be subject and subordinate to any mortgage(s), deed(s) of trust, deeds to secure debt, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to all renewals, modifications, refinancings, and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self‑operative, but upon request from Landlord or a Mortgagee, Tenant shall execute a subordination agreement in favor of the Mortgagee in such Mortgagee’s standard form, with such commercially reasonable changes as Tenant may request that are acceptable to Mortgagee. As an alternative, any Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. In the event Mortgagee enforces it rights under the Mortgage, Tenant, at Mortgagee’s option, will attorn to Mortgagee or its successor; provided, however, that Mortgagee or its successor shall not be liable for or bound by (i) any payment of any Rent installment which may have been made more than thirty (30) days before the due date of such installment, (ii) except for acts, omissions, or defaults that are continuing in nature, any act or omission of or default by Landlord under this Lease (but Mortgagee, or such successor, shall be subject to the continuing obligations of landlord under the Lease arising from and after such succession, but only to the extent of Mortgagee’s, or such successor’s, interest in the Property as provided in Article 17), (iii) any credits, claims, setoffs or defenses which Tenant may have against Landlord, or (iv) any obligation under this Lease to maintain a fitness facility at the Building, if any. Tenant, upon the reasonable request by Mortgagee or such successor in interest, shall execute and deliver an instrument or instruments confirming such attornment.

21.02 Modification of Lease. If any Mortgagee requires a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) Business Days following a request therefor.

21.03 Estoppel Certificate. Tenant shall, within ten (10) Business Days after receipt of a written request, execute and deliver a commercially reasonable estoppel certificate addressed to Landlord and any parties reasonably requested by Landlord, such as a current or prospective Mortgagee or purchaser of the Building. Without limitation, such estoppel certificate may include a certification as to the status of this Lease and any particular obligations thereunder, the existence of any defaults, and the amount of Rent that is then due and payable.

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21.04 Tenant Information. Upon Landlord’s request from time to time during the Term only, and only to the extent Tenant is not a public company, Tenant shall provide to Landlord the financial statements for Tenant for its most recent fiscal year and fiscal quarter. Financial statements for each fiscal year shall be prepared and certified by a certified public accountant; financial statements for each quarter shall be prepared and certified by Tenant’s chief financial officer. If requested by Tenant, such financial statements shall be furnished pursuant to a confidentiality agreement in a form reasonably provided by Landlord for such purpose. Provided Tenant is not a public company, Landlord agrees, for so long as this Lease is in effect, to maintain in confidence the Tenant’s financial information delivered to Landlord in connection with this Section 21.04, which Landlord shall not disclose to any third party other than (a) to its affiliates, employees, agents, advisors, attorneys, lenders, purchasers, investors, partners and representatives; (b) to the extent required by any applicable statute, law, regulation or governmental authority; and (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. Landlord’s agreement to maintain confidential information hereunder shall not include information which (x) was or becomes generally available to the public other than as a result of a disclosure by Landlord in violation of the foregoing provision, or (y) was available to Landlord on a non‑confidential basis prior to its disclosure by the Tenant or their respective representatives or agents, or (z) becomes available to Landlord on a non‑confidential basis from a source other than the Tenant, provided that such source is not bound by a confidentiality agreement with Landlord or otherwise prohibited from transmitting the information to Landlord by a contractual, legal or fiduciary obligation.

22. Environmental Provisions.

22.01 Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or anywhere on the Property in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Related Parties or any of Tenant’s transferees, contractors or licensees (or any of Tenant’s assignees, sublessees and/or licensees respective agents, servants, employees, invitees and contractors) (collectively, “Tenant Parties”; any of them, a “Tenant Party”). If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises or anywhere on the Property during the Term or any holding over results in contamination of the Premises, the Property and/or any adjacent property or if contamination of the Premises, the Property and/or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, managers, agents, sub‑agents, affiliates and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises, or the loss of, or restriction on, use of the Premises), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse

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effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) that arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises, the Property, or any other adjacent property. Without limiting the foregoing, if the presence of any Hazardous Materials in, on or under the Premises, the Property, or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Property, and/or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained.

22.02 Business. Landlord acknowledges that it is not the intent of this Article 22 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements; provided, however, in no event shall Tenant or anyone claiming by through or under Tenant perform work above the risk category Biosafety Level 2 as established by the Department of Health and Human Services (“DHHS”) and as further described in the DHHS publication Biosafety in Microbiological and Biomedical Laboratories (5th Edition) (as it may be or may have been further revised, the “BMBL”) or such nationally recognized new or replacement standards as Landlord may reasonable designate. Tenant shall comply with all applicable provisions of the standards of the BMBL to the extent applicable to Tenant’s operations in the Premises. All Hazardous Materials at the Premises must be used solely in the operation of Tenant’s business (including any repairs, maintenance, and cleaning that Tenant is required to perform under this Lease), and such use shall be consistent with similar first‑class facilities engaged in the Permitted Use in the Seattle market. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Term Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Upon Landlord’s request, or any time that Tenant is required to deliver a Hazardous Materials List to any federal, provincial, or municipal governmental authority (e.g., the fire department) (a “Governmental Authority”) in connection with Tenant’s use or occupancy of the Premises, Tenant shall deliver to Landlord a copy of such Hazardous Materials List. Tenant shall deliver to Landlord prior to the Term Commencement Date true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials at the Premises, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and substantive correspondence with Governmental Authorities; storage and management plans, notice of violations of any Laws; and a Surrender Plan (to the extent surrender in accordance with Article 20 cannot be accomplished in three (3) months). Tenant is not required, however, to provide Landlord with any portion(s) of the

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Haz Mat Documents containing information of a proprietary nature that, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

22.03 Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property, which contamination was permitted by Tenant or such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority).

22.04 Testing. Landlord shall have the right but not the obligation to conduct annual tests of the Premises in accordance with a scope of work coordinated with Tenant to determine whether any contamination of the Premises has occurred as a result of Tenant’s use. Landlord shall pay the cost of such annual test of the Premises without reimbursement from Tenant as an Expense or otherwise; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord, and which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct additional appropriate tests of the Premises to determine if contamination has occurred as a result of Tenant’s use of the Premises; provided that Landlord in such case shall demonstrate a reasonable basis for performing such tests beyond the annual tests contemplated above. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non‑proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. Landlord shall provide Tenant with a copy of all third party, non‑confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly remediate any environmental conditions identified by such testing in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord may have against Tenant.

22.05 Tenant’s Obligations. Tenant’s obligations under this Article 22 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

22.06 Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Property, or the environment, including without

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limitation, the following: all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC§ 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC§ 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC§§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC§ 2701 et seq., the Emergency Planning and Community Right‑To‑Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC§ 136 et seq., and any other state or local law counterparts, as amended, as such Laws, are in effect as of the Term Commencement Date, or thereafter adopted, published or promulgated. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) and any “hazardous material”. As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Property by Tenant or any Tenant Party, and the wastes, by‑products, or residues generated, resulting, or produced therefrom. “Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment.

23. Parking.

During the Term, Landlord shall lease to Tenant, or cause the operator (the “Operator”) of subterranean parking serving the Building to lease to Tenant parking passes, for use by standard size automobiles and small utility vehicles in an amount equal to the number of parking passes set forth in Section 1.17, and Tenant shall pay monthly, as Additional Rent, the current amount set forth in Section 1.17, per parking pass (and subject to increase as provided therein). Tenant’s leasing of such parking passes shall be subject to the following:

23.01 No deductions or allowances shall be made for days when Tenant or any of its employees does not utilize the parking facilities or for Tenant utilizing less than all of the passes. Tenant shall not have the right to lease or otherwise use more than the number of unreserved passes set forth above;

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23.02 Except for particular passes and areas (if any) designated by Landlord or the Operator for reserved parking, all parking in the parking facility shall be on an unreserved, first‑come, first‑served basis;

23.03 Neither Landlord nor the Operator shall be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the parking facility regardless of whether such loss or theft occurs when the parking facility or other areas therein are locked or otherwise secured. Without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the parking facility or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the passes shall be at the sole risk of Tenant and its employees;

23.04 Landlord or its Operator shall have the right from time to time to designate the location of the passes and to promulgate reasonable rules and regulations regarding the parking facility, the passes and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations and all reasonable additions and amendments thereto;

23.05 Tenant shall not store or permit its employees to store any automobiles in the parking facility without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the parking facility or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the parking facility overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile;

23.06 Landlord or the Operator shall have the right to temporarily close the parking facility or certain areas therein in order to perform necessary repairs, maintenance and improvements to the parking facility;

23.07 Landlord or the Operator shall have the right to temporarily close the parking facility or certain areas therein in order to perform necessary repairs, maintenance and improvements to the parking facility;

23.08 Landlord may elect to provide parking cards or keys to control access to the parking facility. In such event, Landlord shall provide Tenant with one card or key for each pass that Tenant is leasing hereunder, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damages cards or keys.

24. Miscellaneous.

24.01 Measurement of Floor Area. Landlord and Tenant stipulate and agree that the Rentable Floor Area of the Premises originally leased to Tenant shall be conclusively deemed to be as specified in Article 1 and that the Rentable Floor Area of the Building is as specified in Article 1 as of the date hereof. Any change in the Rentable Floor Area of the Premises on account of expansion shall be conclusively deemed to be as specified in any applicable expansion provisions under Exhibit F (if any) or in any amendment hereafter executed by Landlord and

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Tenant in connection with such expansion (if any). Any other change in the Rentable Floor Area of the Premises on account of casualty, condemnation, or the like shall be determined in accordance with the measurement standard that was originally used to determine the stipulated Rentable Floor Area for the space in question and Tenant’s Base Rent shall be adjusted accordingly to reflect such change in Rentable Floor Area. Any change in the Rentable Floor Area of the Building on account of casualty, condemnation, or the like shall be determined from time to time by Landlord based on area computations supplied by Landlord’s architect, which determinations shall be conclusive, in such event Tenant’s Share shall be adjusted accordingly if such change results in a Rentable Floor Area reduction of greater than five percent (5%). References in this Lease to floor area measurements and square footage shall mean Rentable Floor Area unless the reference explicitly provides otherwise.

24.02 No Recording of Lease; Confidentiality. Neither party shall not record this Lease or any memorandum or notice without the other party’s prior written consent. If this Lease is terminated before the Term expires, upon Landlord’s written request the parties shall execute, deliver and record an instrument acknowledging such termination date of this Lease. Landlord and Tenant acknowledge that this Lease contains confidential information and that each party shall keep such information confidential and shall not disclose such confidential information to any person or entity other than (i) such party’s legal, accounting and/or professional consultants as well as any lenders, prospective purchasers and other parties on a “need to know” basis, provided they are instructed to maintain such information in confidence or (ii) as may be necessary to comply with applicable laws and regulations (including, without limitation, SEC compliance and reporting obligations).

24.03 Governing Law, Etc. This Lease shall be interpreted and enforced in accordance with the Laws of the State of Washington and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such State. This Lease contains all of the agreements and understandings between Landlord and Tenant with respect to the Premises and supersedes all prior writings and dealings between them with respect thereto, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. This Lease may be amended only by a writing signed by all of the parties hereto. The titles are for convenience only and shall not be considered a part of the Lease. Where the phrases “persons acting under Tenant” or “persons claiming under Tenant” or similar phrases are used, such persons shall include subtenants, sub‑subtenants, and licensees, and all employees, agents, independent contractors and invitees of Tenant or of such other parties. The enumeration of specific examples of or inclusions in a general provision shall not be construed as a limitation of the general provision. If Tenant is granted any extension option, expansion option, or other right or option, the exercise of such right or option (and notice thereof) must be unconditional to be effective, time always being of the essence to the exercise of such right or option; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. Unless otherwise stated herein, any consent or approval required hereunder may be given or withheld in the sole absolute discretion of the party whose consent or approval is required. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers, or any relationship other than landlord and tenant. If there is more than one Tenant or if Tenant is comprised of more than one

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party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all such parties and entities, any requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities, and notices to any one person or entity comprising Tenant shall be deemed to have been given to all such persons and entities. Tenant’s covenants contained in this Lease are independent and not dependent, and Tenant hereby waives the benefit of any statute or judicial law to the contrary. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease. Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or (except as expressly provided in this Lease) any casualty or taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence; and no termination or abatement remedy that is not expressly provided for in this Lease for any breach or failure by Landlord to perform any obligation under this Lease shall be implied or applicable as a matter of law.

24.04 Representations. Tenant represents and warrants to Landlord, and agrees, that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that the entity(ies) or individual(s) constituting Tenant, or which may own or control Tenant, or which may be owned or controlled by Tenant, or any of Tenant’s affiliates, or any of their respective partners, members, shareholders or other equity owners, and their respective employees, officers, directors, representatives or agents are not and at no time will be (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treasury.gov/resource‑center/sanctions/SDN‑List/Pages/default.aspx or any replacement website or other replacement official publication of such list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, known as Executive Order 13224), or other governmental action and Tenant will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

24.05 Waiver of Trial by Jury; No Other Waiver. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord’s acceptance of Rent with knowledge of a default by Tenant, shall constitute a waiver of the default, nor shall it constitute an estoppel. The delivery of keys to Landlord or to Landlord’s property manager shall not operate as a termination of this Lease or a surrender of the Premises.

24.06 Time Periods. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit (if any) or Rent or the inability to perform due to shortage in, or inability to obtain, funds), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, pandemics, shortages of labor or materials, war,

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terrorist acts, governmental action or inaction, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

24.07 Transfer of the Property. Landlord shall have the right from time to time to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. From and after the date of transfer, Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, to the extent that any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease from and after the date of the transfer.

24.08 Submission. The submission of this Lease to Tenant or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease, and no legal obligations shall arise with respect to the Premises or other matters herein unless and until such time as this Lease is executed and delivered by Landlord and Tenant and approved by the holder of any mortgage on the Building having the right to approve this Lease.

24.09 Broker. Landlord and Tenant each represent that they have dealt directly with and only with the Broker (described in Article 1) as a broker, agent or finder in connection with this Lease. Excepting the Broker, Landlord and Tenant shall indemnify and hold the other (including Landlord and Tenant Related parties, respectively) harmless from all claims of any other brokers, agents or finders claiming to have represented Tenant in connection with this Lease. Any assistance rendered by any agent or employee of Landlord in connection with this Lease or any subsequent amendment or modification or any other document related hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant. Landlord shall pay a commission to the Broker pursuant to a separate written agreement between Landlord and the Broker.

24.10 Survival. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations that accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

24.11 Quiet Enjoyment. This Lease is subject to all easements, restrictions, agreements, and encumbrances of record to the extent in force and applicable. Landlord covenants that Tenant, on paying the Rent and performing the tenant obligations in this Lease, shall peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Law, and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other so‑called quiet enjoyment covenant, either express or implied. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

24.12 Reservations. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. Landlord reserves the right to make changes to the Property, Building and Common Areas as Landlord deems appropriate. Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable manner (whether in incurring an

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expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable shall be determined by reference to the practices of owners of buildings that (i) are comparable to the Building in size, age, class, quality and location, (ii) at Landlord’s option, have been, or are being prepared to be, certified under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar rating system, and (iii) leased on a so‑called triple net basis.

24.13 REIT Provisions. Tenant and Landlord intend that all amounts payable by Tenant to Landlord shall qualify as “rents from real property,” and will otherwise not constitute “unrelated business taxable income” or “impermissible tenant services income,” all within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord determines that there is any risk that any amount payable under this Lease may not qualify as “rents from real property” or will otherwise constitute impermissible tenant services income within the meaning of Section 856(d) of the Code and the Regulations, Tenant agrees to (a) cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all amounts payable under this Lease as “rents from real property,” and (b) permit (and, upon request, to acknowledge in writing) an assignment of the obligation to provide certain services under the Lease, and, upon request, to enter into direct agreements with the parties furnishing such services (which shall include, but not be limited to, a taxable REIT subsidiary of Landlord). Notwithstanding the foregoing, Tenant shall not be required to take any action pursuant to the preceding sentence (including acknowledging in writing an assignment of services pursuant thereto) if such action would result in (i) Tenant incurring more than de minimis additional liability under this Lease, or (ii) more than a de minimis negative change in the quality or level of Building operations or services rendered to Tenant under this Lease. For the avoidance of doubt: (A) if Tenant does not acknowledge in writing an assignment as described in clause (b) above (it being agreed that Tenant shall not unreasonably withhold, condition or delay such acknowledgment so long as the criteria in clauses (i) and (ii) hereinabove are satisfied), then Landlord shall not be released from liability under this Lease with respect to the services so assigned; and (B) nothing in this Section 24.13 shall limit or otherwise affect Landlord’s ability to assign its entire interest in this Lease to any party as part of a conveyance of Landlord’s ownership interest in the Building.

24.14 Execution. This Lease may be executed in one or more counterparts and, when executed by each party, shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Either party, or both, may execute and deliver this Lease by using electronic signature technology (e.g., DocuSign or other comparable electronic signature software). Transmission of a facsimile or by email of a.pdf copy of the signed counterpart of the Lease shall be deemed the equivalent of the delivery of a “wet ink” original, and any party so delivering a facsimile or.pdf copy of the signed counterpart of the Lease by email transmission shall in all events deliver to the other party an original signature promptly upon request.

24.15 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

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24.16 Water Sensors. Tenant shall, at Tenant’s sole cost and expense, be responsible for promptly installing web‑enabled wireless water leak sensor devices designed to alert the Tenant on a twenty‑four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as “Water Sensors”). The Water Sensors shall be installed in any areas in the Premises where water is plumbed and utilized by Tenant (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains) (the “Sensor Areas”). Tenant shall, at Tenant’s sole cost and expense, pursuant to Article 9 of this Lease keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order, repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 9 of this Lease. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors. Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Landlord reserves the right to require Tenant, at Tenant’s sole cost and expense, to remove all Water Sensors installed by Tenant, and repair any damage caused by such removal; provided, however, if the Landlord does not require the Tenant to remove the Water Sensors as contemplated by the foregoing, then Tenant shall leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the Water Sensors shall be unblocked and ready for use by a third‑party). If Tenant is required to remove the Water Sensors pursuant to the foregoing and Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Water Sensors, Landlord may do so and may charge the cost thereof to Tenant.

24.17 Subdivision. Landlord reserves the right to subdivide all or a portion of the Building or Property. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith. Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of any buildings and/or Common Areas by an entity other than Landlord shall not affect the calculation of Tenant’s Share of Expenses and Taxes.

24.18 Light, Air and View. No diminution of light, air or view by any structure, whether or not erected by Landlord, shall entitle Tenant to any reduction of Rent, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

24.19 Building Name, Address and Signage. Subject to Tenant’s rights under Section 8.04, Landlord shall have the right at any time, to change the name and/or address of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord’s sole discretion, desire.

24.20 Transportation Management. Tenant shall fully comply with all present or future government‑mandated programs intended to manage parking, transportation or traffic, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation‑related committees or entities. Such programs may include, without limitation: (i) restrictions on the

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number of peak‑hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in‑house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Building or area‑wide ridesharing program manager; (v) instituting employer‑sponsored incentives (financial or in‑kind) to encourage employees to rideshare; and (vi) using flexible work shifts for employees.

24.21 Sustainability.

24.21.1 Sustainable Building Operations.

a. This Building is or may become in the future certified under the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings (Green Globes™‑CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, or operated pursuant to Landlord’s sustainable building practices. Landlord’s sustainability practices address whole‑building operations and maintenance issues including chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, Indoor Air Quality, and lighting performance standards. Notwithstanding the foregoing, Tenant shall not be required to comply with any Green Building Initiatives or other rating systems as set forth above until the Building is certified as such, and Tenant shall only be required to comply with such Green Building Initiatives with respect to any upgrades, alterations or improvements made by Tenant after the Building is certified as set forth above. In no event shall Tenant be required to make changes, improvements and/or other repairs or replacements to the Premises in order to make the Premises compliant with the above stated initiatives and rating systems. All construction and maintenance methods and procedures, material purchase, and disposal of waste must be in compliance with minimum standards and specifications, in addition to all applicable laws.

b. Tenant shall use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid over‑lighting interior spaces; closing shades on the south side of the Building to avoid over heating the space; turning off lights and equipment at the end of the work day; and purchasing, with respect to any new equipment that Tenant purchases for the Premises, ENERGY STAR® qualified equipment including but not limited to lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines; purchasing products certified by the U.S. EPA’s Water Sense® program. Tenant shall not be required to replace any existing equipment used by Tenant as of the date of this Lease which Tenant intends to install in the Premises in order to comply with this provisions of this Section 24.22(b).

24.21.2 Tenant covenants and agrees, at its sole cost and expense: (a) to comply with all present and future laws, orders and regulations of the Federal, State, county, municipal or other governing authorities, departments, commissions, agencies and boards regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”); (b) to comply with Landlord’s recycling policy as part of Landlord’s sustainability practices where it may be more stringent than applicable law; (c) to sort and separate

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its trash and recycling into such categories as are provided by law or Landlord’s sustainability practices; (d) that each separately sorted category of trash and recycling shall be placed in separate receptacles as directed by Landlord; (e) that Landlord reserves the right to refuse to collect or accept from Tenant any waste that is not separated and sorted as required by law, and to require Tenant to arrange for such collection of Tenant’s sole cost and expense, utilizing a contractor satisfactory to Landlord; and (f) that Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section 24.21.2.

Landlord and Tenant have executed this Lease in two or more counterparts as of the Effective Date of this Lease set forth above.

LANDLORD:

BOREN LOFTS OWNER (DE) LLC,

a Delaware limited liability Company

By: /s/ Brian Barriero

Name: Brian Barriero

Title: Vice President, Operations

By: /s/ Kristen E. Binck

Name: Kristen E. Binck

Title: Vice President

TENANT:

ICOSAVAX, INC.,

a Delaware corporation

By: /s/ Adam Simpson

Name: Adam Simpson

Title: Chief Executive Officer

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